                                                                     EXHIBIT 99

MARKED TO SHOW CHANGES
FROM COPY ATTACHED TO EXECUTED
DIP FINANCING AGREEMENT

                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE


----------------------------------------x
                                        :
In re:
                                        :            Chapter 11
HARVARD INDUSTRIES, INC.,
THE KINGSTON-WARREN CORPORATION,        :
HARMAN AUTOMOTIVE, INC.,                     Case Nos. 97-953 (SLR)
HAYES-ALBION CORPORATION,               :    through 97-962 (SLR)
DOEHLER-JARVIS, INC.,
DOEHLER-JARVIS GREENEVILLE, INC.,       :
DOEHLER-JARVIS POTTSTOWN, INC.,                  (Jointly Administered)
DOEHLER-JARVIS TECHNOLOGIES, INC., and  :
DOEHLER-JARVIS TOLEDO, INC.             :
                             Debtors.
                                        :
----------------------------------------x


                    INTERIM ORDER (i) AUTHORIZING DEBTORS TO
                   OBTAIN POSTPETITION FINANCING PURSUANT TO
                     SECTION 364(c) OF THE BANKRUPTCY CODE,
                   (ii) GRANTING LIENS, SUPER-PRIORITY CLAIMS
                   AND ADEQUATE PROTECTION, (iii) AUTHORIZING
                    USE OF CERTAIN CASH COLLATERAL, AND (iv)
                  SCHEDULING AND APPROVING THE FORM AND METHOD
                OF NOTICE OF THE HEARING ON THE DEBTORS' MOTION
                  TO INCUR SUCH FINANCING ON A PERMANENT BASIS


               Upon the motion, dated May 8, 1997 (the "Motion"), of Harvard Industries, Inc. ("Harvard") and the other above-referenced debtors and debtors in possession each as debtor and debtor in possession (each individually, a "Debtor and, collectively, the "Debtors"), (a) for authorization and approval, pursuant to section 364(c) of title 11 of the United States Code (the "Bankruptcy Code") and Bankruptcy Rule



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4001(c)(2), to (i) obtain postpetition financing pursuant to the terms and provisions of that certain Postpetition Loan and Security Agreement, dated as of May 8, 1997 (as the same may be amended, supplemented or otherwise modified from time to time, the "Postpetition Loan Agreement"1), by and among the Debtors, The CIT Group/Business Credit, Inc., as Agent and Lender, and the other Lenders named therein in substantially the form of Exhibit "A" annexed to the Motion,
(ii) grant mortgages, security interests, liens and super-priority claims to the Agent for the benefit of the Lenders pursuant to section 364(c) of the Bankruptcy Code, and (iii) pending a final hearing on the Motion (the "Final Hearing"), obtain emergency postpetition loans under the Postpetition Loan Agreement to and including the date on which the Final Order (as hereinafter defined) is entered (the "Interim Facility"), (b) for authorization to use certain cash collateral for the payment of prepetition wages, salaries and related benefits in an amount approved by the Court, and (c) in accordance with Bankruptcy Rule 4001(c)(2), requesting that this Court schedule the Final Hearing and approve notice with respect thereto; and the Court having considered the Motion and the

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1.  Unless otherwise defined herein, all capitalized terms used herein have the meanings ascribed to such terms in the Postpetition Loan Agreement.



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Exhibits attached thereto, including, without limitation, the Postpetition Loan
Agreement; and in accordance with Bankruptcy Rule 4001(c)(1) and (2), due and proper notice of the Motion having been given; a hearing to consider approval of the Interim Facility having been held and concluded on the date hereof (the "Interim Hearing"); and upon all of the pleadings filed with the Court and all of the proceedings held before the Court; and after due deliberation and consideration and good and sufficient cause appearing therefor,

               IT IS HEREBY FOUND:

               A. On May 8, 1997 (the "Petition Date"), the Debtors each commenced in this Court a case under chapter 11 of the Bankruptcy Code. The Debtors are continuing to operate their respective businesses and manage their respective properties as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

                B. Pursuant to an Order of this Court, these chapter 11 cases have been consolidated for procedural purposes only and are being jointly administered.

               C. This Court has jurisdiction over this proceeding and the parties in interest and properties and interests in properties affected hereby under sections 157(b) and 1334 of title 28 of the United States Code (the "Judiciary



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Code"). Consideration of the Motion constitutes a core proceeding under section 157(b)(2) of the Judiciary Code.

               D. Prior to the Commencement Date, the Debtors, the Agent and the Lenders were parties to that certain Financing Agreement dated as of October 4, 1996, as amended (the "Prepetition Credit Agreement"). The Prepetition Credit Agreement and all documents, instruments and agreements executed in connection therewith or related thereto are hereinafter referred to as the "Prepetition Loan Documents". The Debtors, the Agent and the Lenders have stipulated and agreed that (i) as of the Petition Date the aggregate principal amount of not less than $110 million was outstanding in respect of loans made and letters of credit issued under the Prepetition Credit Agreement, plus interest thereon and fees, expenses and charges incurred in connection therewith as provided in the Prepetition Credit Agreement and all of the Prepetition Loan Documents (the "Prepetition Indebtedness"), and (ii) the Prepetition Indebtedness constitutes a valid and binding obligation of the Debtors enforceable (except solely to the extent enforcement is stayed pursuant to section 362 of the Bankruptcy Code) in accordance with the terms of the Prepetition Credit Agreement and Prepetition Loan Documents, that no offsets, expenses or counterclaims to the Prepetition


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Indebtedness exist, and that the Prepetition Indebtedness is not subject to avoidance or subordination under the Bankruptcy Code or applicable non-bankruptcy law.

               E. In connection with the Prepetition Credit Agreement, each of the Debtors granted to or for the benefit of the Lenders various security interests and liens on their assets and properties including present and future Inventory, Accounts, Documents, General Intangibles, Bank Accounts, Equipment and Pledged Collateral (as all such terms are defined in the Prepetition Credit Agreement). All assets and properties of the Debtors as to which liens and security interests were granted under or in connection with the Prepetition Credit Agreement are hereinafter referred to as the "Prepetition Collateral". The Debtors, the Agent and the Lenders stipulate and agree that the Prepetition Indebtedness is fully secured pursuant to the Prepetition Credit Agreement and the Prepetition Loan Documents by liens on and security interests in the Prepetition Collateral and that such liens and security interests are valid, binding, properly perfected, unavoidable and enforceable against the Debtors (except solely to the extent enforcement is stayed pursuant to section 362 of the Bankruptcy Code).




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               F. The Debtors, the Agent and the Lenders have represented to the Court that the value of the Prepetition Collateral as at the Petition Date exceeds the amount of the Prepetition Indebtedness.

               G. The Debtors' businesses require the availability of credit in order to finance the ordinary costs of their operations. Without such credit, the Debtors will not be able to pay their employees and other direct operating expenses. Inability to obtain such credit would result in a disruption of the Debtors' businesses and would cause irreparable harm to the Debtors' estates.

               H. A substantial portion of all of the Debtors' assets, including all current assets, equipment and stock of subsidiaries, are subject to the liens and security interests of the Lenders.

               I. The Debtors are unable to obtain interim or permanent financing from sources other than the Lenders on terms more favorable than under the Post-Petition Loan Documents (as hereinafter defined). The Debtors have been unable to obtain interim unsecured credit solely under section 503(b)(1) of the Bankruptcy Code as an administrative expense. New credit is unavailable to the Debtors without their (a) granting to the Agent and the Lenders claims having priority
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over that of administrative expenses of the kind specified in sections
503(b) and 507(b) of the Bankruptcy Code (other than the Carve-Out (as hereinafter defined)) and (b) securing such loans and other obligations with liens on and security interests in all the prepetition and postpetition assets, properties and interests in property of the Debtors and replacement liens as provided herein and in the Post-Petition Loan Documents.

               J. The Lenders have indicated a willingness to consent and agree to provide financing to the Debtors and to the limited use of the Lenders' cash collateral, as that term is defined in section 363 of the Bankruptcy Code, and the Prepetition Collateral, subject to (i) the entry of this Order, (ii) the terms and conditions of the Postpetition Loan Agreement, and (iii) a finding by the Court that such financing is essential to the Debtors' estates and is in good faith, and that the Agent's and the Lenders' mortgages, security interests, liens, claims, super-priority claims and other protections granted pursuant to this Order, the Postpetition Loan Agreement and the other Post-Petition Loan Documents will not be affected by any subsequent reversal, modification, vacatur or amendment of this Order or any other order, as provided in section 364(e) of the Bankruptcy Code.



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               K. Telephonic or facsimile notice of the Interim Hearing and the entry of this Order has been provided to the 40 largest creditors of the Debtors, the Office of the United States Attorney for the District of Delaware, the Lenders and the United States Trustee. Under the urgent circumstances, requisite notice of the Motion and the relief requested thereby has been given in accordance with Bankruptcy Rule 4001, which notice is sufficient for all purposes under the Bankruptcy Code, including, without limitation, sections 102(1) and 364 of the Bankruptcy Code, and no other notice need be given for entry of this Order.

               L. The ability of the Debtors to finance their respective operations and the availability to them of sufficient working capital through the incurrence of new indebtedness for borrowed money and other financial accommodations is in the best interests of the Debtors and their respective creditors and estates. The interim financing authorized hereunder is vital to avoid immediate irreparable harm to the Debtors' estates and to allow the orderly continuation of the Debtors' businesses.

               M. The Postpetition Loan Agreement and the other Post-Petition Loan Documents have been negotiated in good faith and at arm's length between the Debtors, the Agent and
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the Lenders and any credit extended, letters of credit issued and loans made to the Debtors by the Lenders shall be deemed to have been extended, issued or made, as the case may be, in good faith within the meaning of section 364(e) of the Bankruptcy Code.


               N. The terms of the Post-Petition Loan Documents are fair and reasonable, reflect the Debtors' exercise of prudent business judgment consistent with their fiduciary duties and are supported by reasonably equivalent value and fair consideration.

IT IS HEREBY ORDERED, ADJUDGED AND DECREED:

               1.     The Motion is granted.

               2. The Debtors, be, and they hereby are, authorized to execute and deliver the Postpetition Loan Agreement and any and all documents and instruments delivered pursuant thereto or in connection therewith (collectively, the "Post-Petition Loan Documents"), and to perform their respective obligations thereunder in accordance with the terms thereof. The Postpetition Loan Agreement and the other Post-Petition Loan Documents be, and they hereby are, approved by this Order and by this reference incorporated herein as part of this Order.



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               3. Upon execution and delivery of the Postpetition Loan
Agreement and the other Post-Petition Loan Documents, such agreements, documents and instruments shall constitute valid, binding obligations of the Debtors, enforceable against each of the Debtors in accordance with their terms; provided, however, that notwithstanding any other provision hereof or of the Post-Petition Loan Documents, pending the entry of a final order approving the Postpetition Loan Agreement (the "Final Order"), there shall not be at any time outstanding or issued (a) Revolving Credit Loans, (b) Pre-Petition Revolving Credit Loans, and (c) the face amount of Letters of Credit and Prepetition Letters of Credit and all matured and unpaid reimbursement or repayment obligations thereunder, in an aggregate amount exceeding $80,000,000.

               4. The automatic stay in effect pursuant to section 362 of the Bankruptcy Code, be, and it hereby is, vacated and modified so as to permit all payments and applications with respect to the Prepetition Indebtedness as provided in the Post-Petition Loan Documents, including, without limitation, the payment of the Pre-Petition Term Loan and the Pre-Petition Revolving Credit Loans. Any Pre-Petition Letters of Credit outstanding on the date of the Final Order shall be from and after such date deemed to be and become for

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all purposes Letters of Credit outstanding under the Post-Petition Loan
Documents and all obligations thereunder or relating thereto shall be and shall be deemed to be Post-Petition Obligations.

               5. The Debtors are authorized to use cash collateral in an amount not to exceed the cash collateral which was on deposit in their payroll accounts as at the Petition Date to pay only prepetition wages, salaries and related benefits in an amount approved by the Court, and in any event not to exceed $3,000,000.

               6. Each of the Debtors is authorized and directed to take and effect all actions, to execute and deliver all agreements, instruments and documents and to pay all present and future fees, costs, expenses and taxes that may be provided for under or required or necessary for its performance under the Postpetition Loan Agreement and the other Post-Petition Loan Documents, including, without limitation, the execution and delivery of the Postpetition Loan Agreement, the Revolving Credit Notes and the Term Notes in substantially the form attached to the Postpetition Loan Agreement, and the performance of all of its obligations thereunder.




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               7. As security for the payment and performance of all
Obligations and all obligations and liabilities hereunder (collectively, the "Post-Petition Obligations"), the Agent and the Lenders shall be, and hereby are, granted, effective immediately and without the necessity of the execution by the Debtors of financing statements, mortgages, security agreements, or otherwise, in accordance with sections 364(c)(2) and (3) of the Bankruptcy Code, a first priority perfected security interest in and lien on all of the property and assets of each of the Debtors and their estates of every kind or type whatsoever, tangible, intangible, real, personal and mixed, whether now owned or existing or hereafter acquired or arising and regardless of where located, and including, without limitation, all property of the estates of each of the and further including, without limitation, recoveries by any of the Debtors' estates on account of any claims or causes of action accruing to any or all of the Debtors under the provisions of chapter 5 of the Bankruptcy Code, Debtors within the meaning of section 541 of the Bankruptcy Code, and all proceeds, rents and products of all of the foregoing and all distributions thereon (collectively, the "Post-Petition Collateral"), subject only to the Carve-Out (as defined below), Superior Existing Liens and Permitted Purchase Money Liens. The security interests and liens granted to the Agent and the Lenders hereunder shall not be subject to any security interest or lien that is avoided and preserved for the benefit of the estates of any of the Debtors under section




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551 of the Bankruptcy Code. Except as specifically provided herein, the security interests and liens granted to the Agent and the Lenders shall not be made on a parity with, or subordinated to, any other security interest or lien under section 364(d) of the Bankruptcy Code or otherwise.

               8. As adequate protection for the use by the Debtors of any Prepetition Collateral, including the cash collateral to the extent provided in Paragraph 5 hereof, and for any diminution in the value of the interests of the Agent and the Lenders in the Prepetition Collateral:

               a. the Agent and the Lenders under the Prepetition Credit Agreement are hereby granted, pursuant to sections 361 and 364 of the Bankruptcy Code, an allowed claim for the amount of any diminution in the value of their interest in the Prepetition Collateral, having priority over any and all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, subject and subordinate only to (a) the superpriority administrative expense claim and collateral priority granted to the Agent and the Lenders to secure payment of the Post-Petition Obligations and (b) the Carve-Out.

               b. The Agent for the benefit of the Lenders under the Prepetition Credit Agreement is hereby granted, under




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sections 361 and 364 of the Bankruptcy Code, valid, binding, enforceable and perfected security interests in and liens on the Post-Petition Collateral subject and subordinate only to (i) the security interests and liens granted to the Agent and the Lenders under the Postpetition Loan Agreement and the other Post-Petition Loan Documents, (ii) the Carve-Out, (iii) Superior Existing
Liens, and (iv) Permitted Purchase Money Liens. The security interests and liens granted hereunder to the Agent for the benefit of the Lenders shall not be subject and subordinate to any security interest or lien that is avoided and preserved for the benefit of the estates of any of the Debtors under section
551 of the Bankruptcy Code or, except as set forth specifically herein, be made on a parity with, or subordinated to, any other security interest or lien under section 364(d) of the Bankruptcy Code or otherwise.

               9. Except as expressly provided in this Order, no expenses of administration of these chapter 11 cases or any future proceeding or case which may result therefrom, including, without limitation, liquidation in bankruptcy or other proceedings under the Bankruptcy Code, or other administrative claims, including, without limitation, fees and expenses of professionals, shall be charged against the
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Post-Petition Collateral or the Agent and the Lenders under section 506(c) of the Bankruptcy Code or otherwise.


               10. The "Carve-Out" shall include only claims of the following parties for the following amounts: (i) the unpaid fees of the United States Trustee or the Clerk of the Court payable pursuant to 28 U.S.C. ss. 1930(a), and
(ii) the aggregate allowed unpaid fees and expenses payable under sections 330 and 331 of the Bankruptcy Code to professional persons retained pursuant to a Bankruptcy Court Order by the Debtors or any statutory committee appointed in these chapter 11 cases (a "Committee") not to exceed $4,000,000 in the aggregate; provided, however, that the Carve-Out shall not include, apply to or be available for any fees or expenses incurred by any party, including the Debtors or any official Committee, in connection with the initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the Agent or the Lenders, including without limitation, challenging the amount, validity, priority or enforceability of, or asserting any defense, counterclaim or offset to, the Prepetition Indebtedness or Post-Petition Obligations or the security interests and liens of the Agent and the Lenders in respect thereof. So long as no Default or Event of Default shall have occurred and be continuing, the


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Debtors shall be permitted to pay compensation and reimbursement of expenses allowed and payable under sections 330 and 331 of the Bankruptcy Code, as the same may be due and payable, and the same shall not reduce the Carve-Out. The foregoing shall not be construed as consent to the allowance of any fees and expenses referred to above and shall not affect the right of the Debtors, the Agent or the Lenders to object to the allowance and payment of such amounts.

               11. The Post-Petition Obligations shall constitute, in accordance with section 364(c)(1) of the Bankruptcy Code, claims against each of the Debtors in its Chapter 11 Case which are administrative expense claims having priority over any and all administrative expenses of the kind specified in sections 503(b) or 507(b) of the Bankruptcy Code, subject only to the Carve-Out. Except for the Carve-Out, no costs or administrative expenses which have been or may be incurred in the Debtors' chapter 11 cases or in subsequent cases under chapter 7 of the Bankruptcy Code as a result of a conversion pursuant to section 1112 of the Bankruptcy Code, and no priority claims, are or will be prior to or on a parity with the claims of the Agent and the Lenders with respect to the Post-Petition Obligations or any diminution in the value of the Prepetition Collateral. No other claim having a priority





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superior to or pari passu with that granted by this Order to the Agent and the
Lenders shall be granted while any portion of the Post-Petition Obligations or Prepetition Indebtedness remains outstanding.

               12. The Debtors may use the proceeds of the loans and advances made pursuant to the Postpetition Loan Agreement only for the purposes specifically set forth in the Postpetition Loan Agreement. Notwithstanding anything herein or in the Postpetition Loan Agreement to the contrary, no such loans or advances or any proceeds of the Prepetition Collateral or the Post-Petition Collateral may be used by the Debtors or any other person or entity to object to or contest in any manner, or raise any defenses to, the validity, extent, perfection, priority or enforceability of the Prepetition Indebtedness or the Post-Petition Obligations or any liens or security interests with respect thereto or any other rights or interests of the Agent or the Lenders, or to assert any claims or causes of action, including, without limitation, any actions under chapter 5 of the Bankruptcy Code, against the Agent or the Lenders.

               13. The Post-Petition Obligations shall be due and payable, without notice or demand, on the Termination Date.




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               14. The Agent and the Lenders shall not be required to file financing statements, mortgages, notices of lien or similar instruments in any jurisdiction or effect any other action to attach or perfect the security interests and liens granted under this Order, the Postpetition Loan Agreement or any other Post-Petition Loan Documents. Notwithstanding the foregoing, the Agent and the Lenders may, in their sole discretion, file such financing statements, mortgages, notices of lien or similar instruments or otherwise confirm perfection of such liens, security interests and mortgages without seeking modification of the automatic stay under section 362 of the Bankruptcy Code and all such documents shall be deemed to have been filed or recorded at the time and on the date of the commencement of the Chapter 11 Cases.

               15. Upon the occurrence and during the continuance of any Event of Default, the Postpetition Loan Agreement shall be subject to termination in the sole discretion of the Lenders as provided therein, and upon three business days prior notice by the Agent to the Debtors, any Committee and the United States Trustee, the Agent and the Lenders shall have immediate relief from the automatic stay of section 362(a) of the Bankruptcy Code, without further order of the Court, to enforce their liens and security interests in any



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manner provided in the Postpetition Loan Agreement, the other Post-Petition Loan
Documents or herein, or otherwise to take any enforcement or remedial action provided by such agreements or applicable law. Notwithstanding the occurrence of an Event of Default or the Termination Date or anything herein, all of the rights, remedies, benefits and protections provided to the Agent and the Lenders under this Order and the Post-Petition Loan Documents shall survive the Termination Date.

               16. If it becomes necessary for the Agent or the Lenders, at any time, to exercise any of their rights and remedies hereunder or under applicable law in order to effect repayment of the Post-Petition Obligations or to receive any amounts or remittances due in connection therewith, including, without limitation, foreclosing upon and selling all or a portion of the Post-Petition Collateral, the Agent and the Lenders may, without further order of this Court, exercise such rights and remedies as to all or such part of the Post-Petition Collateral as the Agent and the Lenders may elect in their sole discretion, subject to the Agent having given three business days' notice to the Debtors, any Committee and the United States Trustee.

               17. Nothing contained herein shall limit the rights of the Agent or the Lenders to (i) seek adequate protection


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under sections 362, 363 or 364 of the Bankruptcy Code on account of obligations outstanding under the Prepetition Credit Agreement, (ii) seek further relief from the automatic stay of section 362 of the Bankruptcy Code at any future time, (iii) request a conversion of any or all of the Debtors' chapter 11 cases to chapter 7 or the appointment of a trustee or an examiner under section 1104 of the Bankruptcy Code, or (iv) propose, subject to the provisions of section 1121 of the Bankruptcy Code, a chapter 11 plan or plans in any or all of these chapter 11 cases.

               18. The provisions of this Order shall be binding upon and inure to the benefit of the Agent, the Lenders, the Debtors, and their respective successors and assigns. This Order shall bind any trustee hereafter appointed for the estate of any of the Debtors, whether in the chapter 11 cases or in the event of the conversion of any chapter 11 case to a liquidation under chapter 7 of the Bankruptcy Code. Such binding effect is an integral part of this order.

               19. The Post-Petition Obligations will not be discharged by the entry of an order confirming a plan or plans of reorganization in the Debtors' chapter 11 cases.

               20. Except as expressly permitted by the Postpetition Loan Agreement, the Debtors will not, at any time



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during these chapter 11 cases, grant mortgages, security interests or liens in the Prepetition Collateral or the Post- Petition Collateral or any portion thereof to any other parties pursuant to section 364(d) of the Bankruptcy Code or otherwise.

                21. Without limiting the rights of access and information afforded the Agent and the Lenders under the Post-Petition Loan Documents, each of the Debtors shall permit representatives, agents and/or employees of the Agent and the Lenders to have reasonable access to such entity's premises and its records during normal business hours (without unreasonable interference with the proper operation of the Debtors' businesses) and shall cooperate, consult with, and provide to such persons all such non-privileged information as they may reasonably request.

              22. The obligations of the Debtors hereunder and under the Post-Petition Loan Documents shall be joint and several.

               23. If any or all of the provisions of this Order or the Postpetition Loan Agreement or any other Post-Petition Loan Document are hereafter modified, vacated, amended or stayed by subsequent order of this Court or any other Court, such modification, vacatur, amendment or stay shall not affect


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the validity of any obligation to the Agent or the Lenders that is or was incurred prior to the effective date of such modification, vacatur, amendment or stay, or the validity and enforceability of any security interest, lien or priority authorized or created by this Order, the Postpetition Loan Agreement or any other Post-Petition Loan Document and, notwithstanding any such modification, vacatur, amendment or stay, any obligations of the Debtors pursuant to this Order or the Postpetition Loan Agreement or any other Post-Petition Loan Document arising prior to the effective date of such modification, vacatur, amendment or stay shall be governed in all respects by the original provisions of this Order and the Postpetition Loan Agreement and the other Post-Petition Loan Documents, and the validity of any such credit extended or security interest or lien granted pursuant to this Order or


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the Postpetition Loan Agreement or the other Post-Petition Loan Documents is subject to the protection accorded under section 364(e) of the Bankruptcy Code.

               24. This Order is without prejudice to the rights of any official committee to object to or challenge within 75 days of the date hereof
(i) the validity, extent or priority of the liens and security interests of the Agent and the Lenders in and to the Prepetition Collateral, or (ii) the validity, allowability or status of the Prepetition Indebtedness. Unless such an objection or challenge is made within such 75 days, all such objections and challenges shall be forever waived.

               25. The Debtors shall not file or support any motion seeking authority to use cash collateral without the consent of the Lenders.

               26. The Debtors hereby waive any and all claims or causes of action against the Agent and the Lenders and any of their officers, directors, employees, attorneys, advisors or representatives relating to or arising in connection with the Prepetition Credit Agreement, the Pre-Petition Loan Documents or the Post-Petition Loan Documents.

               27. The rights of General Motors Corporation in (a) the Access and Occupancy Agreement between General Motors


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Corporation, Doehler-Jarvis Greeneville, Inc. and Doehler- Jarvis, Inc., dated as of March __, 1997; and (b) the Accommodation Agreement by and among General Motors Corporation, Doehler-Jarvis, Inc., Doehler-Jarvis Greeneville, Inc. and Harvard Industries, Inc., dated as of March ___, 1997, are hereby confirmed.

               28. This Order constitutes findings of fact and conclusions of law and takes effect and becomes enforceable immediately upon execution hereof.

               29. This matter is set for a Final Hearing at 4:00 p.m. (Eastern Time) on May 27, 1997 in this Court, at which time any party-in-interest may appear and state its objections, if any, to the borrowings by the Debtors. The following parties shall immediately, and in no event later than May 9, 1997, be mailed copies of this Order or such written summary of this Order as the Court may approve: Office of the United States Trustee; the attorneys for the Agent and the Lenders and all creditors known to the Debtors who may have liens against the Debtors' assets; the United States Internal Revenue Service; the Pension Benefit Guaranty Corporation; the twenty (20) largest unsecured creditors of the Debtors; all landlords and/or mortgagees of the premises at which any of the Debtors' inventory or



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equipment is located; all equipment lessors of the Debtors; and any indenture trustees with respect to any indebtedness issued by the Debtors. Objections shall be in writing and shall be filed with the Clerk of the Bankruptcy Court with a copy served upon and received by Young Conaway Stargatt & Taylor, Rodney Square North, Wilmington, Delaware 19899, Attention: James Patton; Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd St., N.Y. N.Y. 10022-4677,
Attention: Myron Trepper, Esq.; Weil, Gotshal & Manges LLP, 767 Fifth Avenue, N.Y., N.Y. 10153, Attention: Stephen Karotkin, Esq.; and Richards, Layton & Finger, 1 Rodney Square, P.O. Box 551, Wilmington, Delaware 19899, Attention:
Mark D. Collins, so that such objections are received on or before 4:00 p.m. on May 21, 1997; any objections by creditors or other parties-in-interest to any of the provisions of this Order shall be deemed waived unless filed and received in accordance with the notice on or before the close of business on such date.



Dated:  Wilmington, Delaware
        May 9, 1997

                                               /s/ Sue Robinson
                                               ---------------------------------
                                               United States District Judge




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